The American Funds Tax-Exempt Series II

January 31, 2016

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$23,670
Class B	$14
Class C	$988
Class F1	$1,050
Class F2	$2,473
Total	$28,195

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2954
Class B	$0.2293
Class C	$0.2249
Class F1	$0.2843
Class F2	$0.3064

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	83,475
Class B	44
Class C	4,513
Class F1	3,825
Class F2	8,758
Total	100,615

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$17.94
Class B	$17.94
Class C	$17.94
Class F1	$17.94
Class F2	$17.94